Exhibit A

STANDARD & POOR’S	R A T I N G S D I R E C T

Research: Ratings Lowered in Global Aircraft Operating Lease-Backed Securitizations; Outlook Negative
Publication date:	05-Jun-03
Credit Analyst:	Ted Burbage, New York (1) 212-438-2684; Sean Hannigan, London (44) 20-7826-3783; Corwin Leung, New York (1) 212-438-2532; Anthony Nocera, New York (1) 212-438-1568; Philip Baggaley, CFA, New York (1) 212-438-7683

LONDON (Standard & Poor’s) June 5, 2003--Standard & Poor’s Ratings Services said today that it lowered its credit ratings on notes in eight of the portfolio aircraft operating lease-backed securitizations that it rates, representing $8.3 billion in notes.

     At the same time, the ratings that were lowered were removed from CreditWatch where the more senior classes were placed on March 25, 2003. In some transactions the junior classes were placed on CreditWatch on Sept. 27, 2001.

     To reflect the continued uncertainty that aircraft securitizations will face over the intermediate term, the outlook is negative on all notes in the affected securitizations (see list below). This rating action does not affect synthetic aircraft transactions, which are being reviewed separately.

     The rating actions reflect prolonged reduction of transaction net cash flow. This results from the challenges facing the air transportation industry and the poor prospects for a recovery in lease revenues to the levels projected when the transactions closed. Since 2001, the performance of aircraft securitizations has been under pressure due to a reduction in global air traffic. This has resulted in airline credit problems, which have included major operator bankruptcies and, in some cases, liquidations. This turmoil has led to a broad decline in aircraft values and market lease rates, including substantial declines for models that are core to most aircraft operating lease securitizations (e.g., B737-300, B737-400, B757-200, and B767-300).

     While Standard & Poor’s analytical approach assumed that aircraft values and lease rates would deteriorate during periods of market stress, the current market downturn is shaping up to be unusually severe and prolonged. Furthermore, Standard & Poor’s considers that values and lease rates for many aircraft types will never fully recover, limiting the strength of an eventual cash flow recovery upon a cyclical industry upturn. Since changes in aircraft values and lease rates tend to lag changes in airline profitability, it now appears that they are not likely to recover significantly before 2005.

The weakness in lease cash flow has significantly slowed debt repayment for many of the transactions, which, coupled with an apparently permanent decline in values of some aircraft, has increased default risk over the medium and longer term. The particular vulnerability of junior tranches of debt in the securitizations to deteriorating credit support has been reflected in earlier rating actions. In addition, with limited prospects for a significant recovery in the near term, the risk of default of the senior and mezzanine tranches has also increased.

     The primary analytical factors considered in determining the extent of downgrades included aircraft fleet composition and quality, cash flow performance, and structural features. The composition and quality of the aircraft fleet are key determinants of a transaction’s future net cash flow. Transactions relying on a fleet of older vintage aircraft are disadvantaged as airlines are more likely to lease more modern and efficient planes. Maintenance and reconfiguration costs for older and technologically obsolete aircraft are also often higher, leading to poorer lease economics.

     Cash flow performance for all deals has been negatively affected, primarily since Sept. 11, 2001, by the unprecedented level of airline defaults, lease renegotiation, and aircraft repossessions. The degree of cash flow impairment has varied across transactions, ranging from 3% declines in average revenues after year-end 2001 compared with average revenues before year-end 2001 for more recent transactions that are financing newer aircraft to 40% for transactions backed by older aircraft, or those with higher obligor concentrations increasing the severity of a renegotiation or default. The reduction in cash flow has slowed principal repayment for most securities, so that current LTV ratios have drifted upward and expected payment dates (not addressed by Standard & Poor’s ratings) significantly extended toward the legal final payment date.

     The slowed debt amortization, particularly for the senior "soft bullet" maturities and the junior notes, combined with accelerated and deeper asset depreciation for many aircraft types, will continue to expose most classes of notes to greater than expected cash flow deterioration. In reviewing the ratings, Standard and Poor’s considered the current debt paydown relative to pool asset value and the position of seniority within the capital structure. Classes of debt and tranches within classes that benefit from a significantly greater than pro-rata share of cash flow and are expected, even under stressed scenarios, to pay down within the next few years were differentiated.

The current excess supply of aircraft has depressed values and lease rates of almost all aircraft models, though the extent of the decline varies significantly. In the case of many portfolio aircraft transactions, the declines in value have far exceeded the amortization of the debt. Based on recent annual appraisals for the securitized fleets, the transaction LTV ratios have risen between two and 16 percentage points from their initial levels. Prospects for a substantial recovery in LTV ratios are poor, given that it is expected that neither appraisal values nor debt amortization are expected to improve (except in selected cases where cash flow is diverted from one class of debt to another).

     Moreover, the appraised values (typically "base values") used to determine LTV ratios are defined to assume an open, unrestricted, stable market environment with a reasonable balance of supply and demand. "Fair market values" (also called "current market values") are currently significantly below base value for most aircraft, and accordingly LTV ratios using current market values are even higher. Despite its limitations, base value is probably an appropriate analytical focus for some newer planes that are expected to largely recover their values when an eventual airline industry upturn occurs. (e.g., B737-800, A320-200, and B777-200ER)

     The ongoing negative industry conditions, including the continued risk of terrorism, Middle East tension, the outcome of large U.S. airline bankruptcies, and more recently the SARS outbreak have been factored into the revised ratings. However, the intermediate- and longer-term demand for certain aircraft and how that demand affects future values may further affect the performance of these transactions. To reflect this continued uncertainty over the intermediate term, ratings on all classes of notes in these aircraft securitizations now have outlooks.

     In determining the outlook on a rating, consideration is given to any changes in the economic and/or fundamental business conditions that could affect specific aircraft securitizations over the intermediate to longer term. The outlook is not necessarily a precursor to a rating change or future CreditWatch placement. CreditWatch placements highlight potential directions of ratings, but focus on identifiable events and short-term trends that cause ratings to be under special surveillance by Standard & Poor’s analytical staff.

     A commentary article on portfolio aircraft operating lease-backed securitizations will be published soon, and will be available on RatingsDirect, Standard & Poor’s Web-based credit analysis system, at www.ratingsdirect.com. Members of the media may contact the U.S. Press Office Hotline on (1) 212-438-2400 or via media_relations@standardandpoors.com or the European Press Office Hotline on (44) 20-7826-3605 or via media_europe@standardandpoors.com.

RATINGS LIST
Class	Rating
To	From
AerCo Ltd.
$1.52 Billion Floating- and Fixed-Rate Asset-Backed Notes

Ratings Lowered and Removed From CreditWatch; Outlook Negative
A-2	AA-/Negative	AA/Watch Neg
A-3	A/Negative	AA/Watch Neg
A-4	A/Negative	AA/Watch Neg
B-1	BBB/Negative	A/Watch Neg
B-2	BBB/Negative	A/Watch Neg
C-1	BB/Negative	BBB/Watch Neg
C-2	BB/Negative	BBB/Watch Neg
D-2	B/Negative	BB/Watch Neg

Aircraft Finance Trust
$1.209 Billion Floating- and Fixed-Rate Asset-Backed Notes Series 1999-1

Ratings Lowered and Removed From CreditWatch; Outlook Negative
A-1	A+/Negative	AA/Watch Neg
A-2	A+/Negative	AA/Watch Neg
B	BBB+/Negative	A/Watch Neg
C	BB+/Negative	BBB/Watch Neg
D	B+/Negative	BB/Watch Neg

Airplanes Pass-Through Trust
$3.412 Billion Floating-Rate Pass-Through Certificates*

Ratings Lowered and Removed From CreditWatch; Outlook Negative
A-6	AA-/Negative	AA/Watch Neg
A-8	A/Negative	AA-/Watch Neg
A-9	A/Negative	AA-/Watch Neg
*Initial outstanding amount of remaining classes.

ALPS 96-1 Pass-Through Trust
$393.531 Million Pass Through Certificates Series 96-1

Ratings Lowered and Removed From CreditWatch; Outlook Negative
A	BBB-/Negative	A+/Watch Neg
B	B/Negative	BBB+/Watch Neg
C	CCC/Negative	BB-/Watch Neg
D	CCC-/Negative	CCC+/Watch Neg

Aviation Capital Group Trust
$687 Million Floating- and Fixed-Rate Notes Series 2000-1

Ratings Lowered and Removed From CreditWatch; Outlook Negative
A-1	A/Negative	AA/Watch Neg
A-2	A/Negative	AA/Watch Neg
B-1	BBB/Negative	A/Watch Neg
C-1	BB/Negative	BBB/Watch Neg
D-1	B/Negative	BB/Watch Neg

Embarcadero Aircraft Securitization Trust
$792.6 Million Floating- and Fixed-Rate Asset-Backed Notes Series 2000-1

Ratings Lowered and Removed From CreditWatch; Outlook Negative
C	CCC/Negative	B-/Watch Neg

Ratings Removed From CreditWatch; Outlook Negative
A-1	BBB/Negative	BBB/Watch Neg
A-2	BBB/Negative	BBB/Watch Neg

Lease Investment Flight Trust
$1.429 Billion Floating-Rate Asset-Backed Notes Series 2001-1

Ratings Lowered and Removed From CreditWatch; Outlook Negative
A-1	A+/Negative	AA/Watch Neg
A-2	A+/Negative	AA/Watch Neg
A-3	A+/Negative	AA/Watch Neg
B-1	BBB+/Negative	A/Watch Neg
B-2	BBB+/Negative	A/Watch Neg
C-1	BB+/Negative	BBB/Watch Neg
C-2	BB+/Negative	BBB/Watch Neg
D-1	B+/Negative	BB/Watch Neg
D-2	B+/Negative	BB/Watch Neg

Triton Aviation Finance
$720 Million Floating- and Fixed-Rate Notes

Ratings Lowered and Removed From CreditWatch; Outlook Negative
A-1	A-/Negative	AA/Watch Neg
A-2	A+/Negative	AA/Watch Neg
B-1	BBB-/Negative	A-/Watch Neg
B-2	BBB-/Negative	A-/Watch Neg
C-1	B/Negative	BB/Watch Neg
C-2	B/Negative	BB/Watch Neg

ANALYST E-MAIL ADDRESSES
ted_burbage@standardandpoors.com
sean_hannigan@standardandpoors.com
corwin_leung@standardandpoors.com
anthony_nocera@standardandpoors.com
philip_baggaley@standardandpoors.com
StructuredFinance@standardandpoors.com
StructuredFinanceEurope@standardandpoors.com